As filed with the Securities and Exchange Commission on June 23, 1995.

                                                      Registration No.  33-_____

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                             ____________________
                            FORM S-8 AND FORM S-3
                            REGISTRATION STATEMENT
                                    Under
                          The Securities Act of 1933
                              __________________

                       GREEN TREE FINANCIAL CORPORATION
                       --------------------------------
            (Exact name of registrant as specified in its charter)

           Minnesota                                     41-1263905
           ---------                                     ----------
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)


                             1100 Landmark Towers
                            345 Saint Peter Street
                        St. Paul, Minnesota 55102-1637
                        ------------------------------
              (Address of principal executive offices) (Zip code)

                        1987 EMPLOYEE STOCK OPTION PLAN
                      1987 SUPPLEMENTAL STOCK OPTION PLAN
                      1992 SUPPLEMENTAL STOCK OPTION PLAN
                      1995 EMPLOYEE STOCK INCENTIVE PLAN
                        KEY EXECUTIVE STOCK BONUS PLAN
                                      OF
                       GREEN TREE FINANCIAL CORPORATION
                       ---------------------------------
                             (Full title of plans)
                            ______________________

            Drew S. Backstrand, Vice President and General Counsel
                       Green Tree Financial Corporation
                              300 Landmark Towers
                            345 Saint Peter Street
                        St.  Paul, Minnesota 55102-1637
                             ____________________
                    (Name and address of agent for service)

                                (612) 293-4800
                                --------------
         (Telephone number, including area code, of agent for service)

  Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

                        CALCULATION OF REGISTRATION FEE
==============================================================================================
                                         Proposed            Proposed
Title of each class                  Maximum Offering        Maximum
of Securities to be    Amount to be       Price         Aggregate Offering      Amount of
    registered          registered     per Unit (2)          Price (2)       Registration Fee
- ----------------------------------------------------------------------------------------------
   Common Stock
 ($.01 par value)     14,847,776 (1)    $45.4375           $674,645,822         $56,129(1)
- ----------------------------------------------------------------------------------------------

(1) Of this amount, 11,265,416 shares have already been registered on the Registrant's Registration Statement on Form S-8/Form S-3 (File No. 33-26498). Accordingly, 3,582,360 shares are being registered hereby and the related filing fee is tendered herewith.
- --------------------------------------------------------------------------------
(2) Estimated solely for the purpose of calculating the registration fee. The proposed maximum offering price is based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange consolidated reporting system on June 20, 1995.
- --------------------------------------------------------------------------------
Pursuant to Rule 429 under the Securities Act of 1933, as amended, this Registration Statement also constitutes Post-Effective Amendment No. 3 to the Registrant's Registration Statement on Form S-8 (File No. 2-88293) and Post-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-8/Form S-3 (File No. 33-26498).

PROSPECTUS

                       GREEN TREE FINANCIAL CORPORATION
                        ______________________________

                                   4,993,520
                            Shares of Common Stock
                               ($.01 Par Value)
                        ______________________________

           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                        ______________________________

       This Prospectus relates to 4,993,520 shares of Common Stock, acquired or to be acquired in the future, by the Selling Stockholders listed herein pursuant to the Green Tree Financial Corporation 1983 Incentive Stock Option Plan, 1983 Nonqualified Stock Option Plan, 1987 Employee Stock Option Plan, 1987 Supplemental Stock Option Plan, 1992 Supplemental Stock Option Plan, 1995 Employee Stock Incentive Plan and the Key Executive Stock Bonus Plan (collectively, the "Plans"). All or a portion of the Common Stock offered hereby may be offered for sale from time to time on the New York Stock Exchange, the Pacific Stock Exchange, or otherwise at prices and terms then obtainable. Green Tree Financial Corporation (the "Company") will receive none of the proceeds from the sale of the Common Stock offered hereby.

       The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

       The Common Stock of the Company is listed on the New York Stock Exchange and the Pacific Stock Exchange. On June 20, 1995 the closing price for the Common Stock on the New York Stock Exchange was $46.25 per share.

       No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                 The date of this Prospectus is June 23, 1995

                             AVAILABLE INFORMATION

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549 or at the regional offices of the Commission:
500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549.

       The Company's Common Stock is listed on the New York and the Pacific Stock Exchanges. Periodic reports, definitive proxy statements and other information concerning the Company can be inspected at such exchanges.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents which have been or will be filed by the Company with the Commission are incorporated by reference in this Prospectus, as of their respective dates:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

            (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

       All other reports and any definitive proxy or information statements subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus (not including exhibits, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Drew S. Backstrand, Vice President and General Counsel, Green Tree Financial Corporation, 300 Landmark Towers, 345 Saint Peter Street, St. Paul, Minnesota 55102-1637, (612) 293-4800.

                                  THE COMPANY

       The complete mailing address of the principal executive offices of the Company is 1100 Landmark Towers, 345 St. Peter Street, Saint Paul, Minnesota 55102-1637. The telephone number is (612) 293-3400.

                             SELLING STOCKHOLDERS

       The Appendix to this Prospectus contains a table which sets forth the name, position with the Company, and certain information with respect to the ownership of the Company's Common Stock, for each of the Selling Stockholders.

                             PLAN OF DISTRIBUTION

       The Selling Stockholders have not advised the Company of any specific plans for the distribution of the shares offered hereby, but it is anticipated that the shares will be sold from time to time. Such sales may be made on one or more exchanges, in the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The shares may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from selling shareholders in amounts to be negotiated immediately prior to the sale. Any brokers or dealers acting in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act.

       Any Common Stock offered hereby which qualifies for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

                                    EXPERTS

       The financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in this registration statement have been examined by KPMG Peat Marwick LLP, independent certified public accountants, to the extent and for the periods indicated in their reports. Such financial statements and schedules are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

       The validity of the Common Stock offered hereby will be passed upon for the Company by Dorsey & Whitney P.L.L.P., Minneapolis, Minnesota.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

       Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

       Article IX of the Bylaws of the Company provides that the Company shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                   APPENDIX

                             SELLING STOCKHOLDERS

       The following table sets forth certain information with respect to the Selling Stockholders and the Common Stock being offered hereby.

                                            Number of Shares
                                -----------------------------------------
                                Beneficially    Maximum      Beneficially
                                Owned Before    Offered      Owned After
Name and Position               Offering(1)     Hereby(2)    Offering(3)
- -----------------               ------------    ---------    ------------
Gregory D. Aplin                      -0-         40,000          -0-
Vice President

Drew S. Backstrand                 23,600         23,600          -0-
Vice President and
General Counsel

John W. Brink                     188,000        188,000          -0-
Executive Vice President,
Treasurer and
Chief Financial Officer

Lawrence M. Coss                  404,660        504,660          -0-
Chairman and Chief Executive
Officer; Director

Richard G. Evans                  190,000        190,000          -0-
Executive Vice President
and Secretary; Director

Robley D. Evans                    78,000         78,000          -0-
Vice President & Controller

Susan J. Hesse                     46,900         46,900          -0-
Senior Vice President

W. Max McGee                       78,000         78,000(4)       -0-
Director

Tania A. Modic                      8,000          8,000(4)       -0-
Director

Robert S. Nickoloff                68,000         68,000(4)       -0-
Director

Ronald G. Peace                    92,000         92,000          -0-
Senior Vice President

                                           Number of Shares
                               -----------------------------------------
                               Beneficially    Maximum      Beneficially
                               Owned Before    Offered      Owned After
Name and Position              Offering(1)     Hereby(2)    Offering(3)
- -----------------              ------------    ---------    ------------
Robert D. Potts                      -0-         100,000         -0-
President and Chief
Operating Officer; Director

Lyle D. Zeller                    40,000          40,000         -0-
Senior Vice President

Reserved                                       3,536,360(5)      -0-
- ------------------------------------------------------------------------

(1) Includes shares currently owned and any shares acquirable within 60 days of the date hereof (e.g., relating to the exercise of options).

(2) The shares listed in this column have been or may be acquired pursuant to the exercise of options under the Plans, whether or not such options are exercisable within 60 days of the date hereof. This statement of "Maximum Offered Hereby" does not constitute a commitment to sell the number of shares listed. The number of shares offered will be determined from time to time by each Selling Stockholder at his or her sole discretion.

(3)  Assumes that the Maximum Offered Hereby is sold.

(4) Will be increased by subsequent option grants pursuant to the 1992 Supplemental Stock Option Plan. See note 5 below.

(5) Covers 154,000 shares reserved for issuance pursuant to the 1992 Supplemental Stock Option Plan to outside directors of the Company and 3,382,360 shares reserved under the 1995 Employee Stock Incentive Plan that may be issued to Selling Stockholders.

                                   PART II.
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

       The following documents, which have been filed by Green Tree Financial Corporation (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement, as of their respective dates:

            (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994;

            (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; and

            (c) The description of the Company's Common Stock contained in the Company's Registration Statement on Amendment No. 1 to Form S-3, dated March 12, 1992 (File No. 33-45880), and any amendment or report filed to update such description filed subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

       All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

       Section 302A.521, subd. 2, of the Minnesota Statutes requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines (including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit, and statutory procedure has been followed in the case of any conflict of interest by a director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's performance in the official capacity of director or, for a person not a director, in the official capacity of officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of performance by a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to required indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.

       Article IX of the Bylaws of the Company provides that the Company shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

Item 8.  Exhibits.
         --------

       4.1 Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-42249)); as amended by the Restated Articles of Incorporation dated May 27, 1992, and the Articles of Amendment to Restated Articles of Incorporation dated May 20, 1994 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 (File No. 0-11652))

       4.2 Bylaws of the Company (incorporated by reference to Company's Registration Statement on Form S-4 (File No. 33-42249))

       5     Opinion of Dorsey & Whitney P.L.L.P. re: legality

       23.1  Consent of KPMG Peat Marwick LLP, independent auditors

       23.2  Consent of Dorsey & Whitney P.L.L.P. (included in Exhibit 5 above)

       24    Power of Attorney

Item 9.  Undertakings.
         ------------

A.  Post-Effective Amendments.
    -------------------------

       The undersigned issuer hereby undertakes:

       (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (b) To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (i) and (ii) above will not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.  Subsequent Documents Incorporated by Reference.
    ----------------------------------------------

          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.  Claims for Indemnification.
    --------------------------

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or other controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-8 and Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on this 21st day of June, 1995.

                                       GREEN TREE FINANCIAL CORPORATION


                                       By        /s/ Drew S. Backstrand
                                          __________________________________
                                                     Drew S. Backstrand
                                            Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signature              Title
- ---------              -----
Lawrence M. Coss       Chairman of the Board,    )
                       Chief Executive           )
                       Officer and Director      )
                                                 )
Robert D. Potts        President,                )
                       Chief Operating           )
                       Officer and Director      )
                                                 )
John W. Brink          Executive Vice            )
                       President, Treasurer      )
                       and Chief Financial       )
                       Officer                   )
                                                 )
Richard G. Evans       Executive Vice            )
                       President,                )
                       Secretary and Director    )
                                                 )
Robley D. Evans        Vice President and        )   By /s/ Drew S. Backstrand
                       Controller                )      ________________________
                                                 )         Drew S. Backstrand
W. Max McGee           Director                  )          Attorney-In-Fact
                                                 )
Tania A. Modic         Director                  )
                                                 )   Dated: June 21, 1995
Robert S. Nickoloff    Director                  )

                                 EXHIBIT INDEX
                                 -------------


Exhibit                                                                     Page
- -------                                                                     ----

4.1 Articles of Incorporation of the Company (incorporated by reference to the Company's Registration Statement on Form S-4 (File No. 33-42249)); as amended by Restated Articles of Incorporation dated May 27, 1992, and Articles of Amendment to Restated Articles of Incorporation dated May 20, 1994 (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994 (File No. 0-11652))

4.2 Bylaws of the Company (incorporated by reference to Company's Registration Statement on Form S-4 (File No. 33-42249))

5      Opinion of Dorsey & Whitney P.L.L.P.re: legality................

23.1   Consent of KPMG Peat Marwick LLP, independent auditors..........

23.2   Consent of Dorsey & Whitney P.L.L.P. (included in Exhibit
       5 above)

24     Power of Attorney...............................................